Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000
Amendment No. 1 (Dated May 13, 1999) to
Pricing Supplement No. 0225 Dated May 7, 1999         Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                 File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Senior Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue

Principal Amount:                                  $  20,000,000.00
Issue Price:                       100.0000%       $  20,000,000.00
Commission or Discount:              1.0000%       $     200,000.00
Proceeds to Company:                99.0000%       $  19,800,000.00

Agent:                   Morgan Stanley Dean Witter & Co., as Principal

Original Issue Date:     May 21, 1999

Stated Maturity Date:    May 21, 2039

Cusip #:                 06050M-AA-5

Form:                    Book-entry only

Interest Rate:           Floating


Daycount Convention:     Act/360


Base rate:               LIBOR Telerate Page 3750

Index maturity:          90 days

Spread:                  -5.0 bps

Initial Interest Rate:   To be determined on May 19, 1999

Interest Reset Period:   Quarterly, commencing on August 21, 1999

Interest Reset Dates:    21st of February, May, August and November

Interest Determination
  Date:                  Two London Banking Days preceding the reset date

Interest Payment Dates:  21st of May, August and November, and February
                         commencing August 21, 1999

Minimum Denomination:    $250,000.00

May the Notes be redeemed by the Corporation prior
 to maturity?                                          No

May the notes be repaid prior to maturity at the option of the
 holder?                                               Yes (See below)

The notes will be subject to repayment at the option of the holder on the following repayment dates and following prices, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Company and Trustee.

                Repayment Date               Put Price
               ----------------              ---------
                 May 21, 2009                  99.00%
                 May 21, 2012                  99.25%
                 May 21, 2015                  99.50%
                 May 21, 2018                  99.75%
                 May 21, 2021 and on each     100.00%
                 third anniversary thereafter
                 to maturity